Exhibit 10.1

OPTION AGREEMENT

This Option Agreement (this “Agreement”), dated as of December 16, 2025, is entered into by and among Gaia, Inc., a Colorado corporation (the “Company”), and the investors named on the signature pages hereto (individually, an “Investor” and, collectively, the “Investors”).

WHEREAS, the Investors, severally and not jointly, are considering the proposed purchase (the “Proposed Investment”) of an aggregate of 194,782 shares (the “Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), of Igniton, Inc., a Colorado corporation (“Igniton”);

WHEREAS, the Investors will, severally and not jointly, purchase the Shares from Igniton at a purchase price of $2.875 per Share (the “Per Share Purchase Price”);

WHEREAS, the Per Share Purchase Price includes a premium in the amount of $0.375 per Share (the “Premium”) over the price per share at which other investors have purchased shares of Common Stock;

WHEREAS, Igniton and the Company have agreed that Igniton will pay the aggregate Premium to the Company in exchange for the Company agreeing to provide to the Investors the rights provided herein and in the Registration Rights Agreement (as defined below);

WHEREAS, the Investors would not purchase the Shares but for the rights provided herein and in the Registration Rights Agreement; and

WHEREAS, the Proposed Investment will significantly benefit the Company as a shareholder of Igniton.

NOW THEREFORE, in consideration of the aggregate Premium and to induce the Investors to make the Proposed Investment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
PURCHASE AND OTHER RIGHTS

1.1          Purchase Right; Exercise; Expiration.

(a)         At any time from and after closing of the Proposed Investment and on and prior to the Termination Date (as defined below), the Investors shall have the nontransferable, one-time right (the “Purchase Right”) to cause the Company to purchase all, but not less than all, of the Shares then owned by the Investors at a purchase price per Share equal to the Per Share Purchase Price (the “Per Share Sale Price”).

(b)        In the event that the Investors desire to exercise the Purchase Right, AWM Investment Company, Inc. (“AWM”), on behalf of the Investors, shall provide irrevocable written notice of exercise to the Company (the “Exercise Notice”), which Exercise Notice shall specify (i) the number of Shares for which the Exercise Notice is being given, which shall be not less than all of the Shares then owned by the Investors, and (ii) the date of the closing of the sale of the Shares by the Investors (the “Closing Date”), which shall not be more less than five Trading Days nor more than seven Trading Days after the date the Exercise Notice is received by the Company (unless Company and AWM, on behalf of the Investors, otherwise agree).  As used herein, “Trading Day” means any day on which the principal market on which the shares of Class A common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) are traded is open for trading during its regular trading hours.  As of the date hereof, such principal market is the NASDAQ Global Market.

(c)          No later than the close of business on the second business day after receipt of the Exercise Notice (the “Election Deadline”), the Company shall advise AWM, on behalf of the Investors, whether it elects to pay the aggregate Per Share Sale Price for the Shares to be purchased by it on the Closing Date (the “Purchase Price”) either (i) for cash (a “Cash Purchase”) or (ii) in shares of Company Common Stock (which may be shares held in the Company’s treasury) (the “Company Shares”) having an Agreed Value Per Share equal to the aggregate Per Share Sale Price for the Shares to be purchased by it on the Closing Date (a “Stock Purchase”); provided, however, if the Company does not advise AWM of its election by the Election Deadline, the Company shall be deemed to have elected a Cash Purchase.  Any such election shall be irrevocable.  As used herein, “Agreed Value Per Share” means the higher of (x) $1.50 (appropriately adjusted for any stock split, reverse stock split, stock dividend or other reclassification or combination of the Company Common Stock occurring after the date hereof) and (y) the average VWAP of the Company Common Stock for the five Trading Day period ending on the Trading Day immediately prior to the Closing Date.  As used herein, “VWAP” means, for any date, the daily volume weighted average price of the Company Common Stock for such date (or the nearest preceding date) on the principal market on which the Company Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)).

(d)         On Closing Date, (i) the Investors shall sell, transfer, grant, assign and deliver to the Company all of their right, title and interest in and to the Shares then held by them, free and clear of all liens, charges, restrictions and other encumbrances, other than restrictions under federal and state securities laws and shall deliver to the Company certificates representing the Shares, together with executed blank stock powers or other transfer instruments reasonably satisfactory to the Company (which shall not require medallion signature guarantees) to evidence the sale of the Shares to the Company in exchange for (ii) (A) in the event of a Cash Purchase, the payment by the Company of the Purchase Price by wire transfer of immediately available funds to an account or accounts previously specified by AWM on behalf of the Investors and (B) in the event of a Stock Purchase, delivery to AWM, on behalf of the Investors, of certificates or book entry receipts representing a number of Company Shares having an Agreed Value Per Share equal to the Purchase Price (with any fractional share being rounded up to the nearest whole share), registered in such names, and in such denominations, as AWM, on behalf of the Investors, shall specify; provided, however, that if as a result of the Stock Purchase the Investors, together with their Affiliates and certain related parties, would beneficially own more than 9.99% of the Company Common Stock (determined pursuant to Rule 13d-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder), then, the Investors shall receive pre-funded warrants in customary form (the “Pre-Funded Warrants”) in lieu of the Company Shares that would result in such excess. Each Pre-Funded Warrant will be exercisable for one share of Company Common Stock at an exercise price of $0.0001 per share. The Pre-Funded Warrants would be exercisable immediately and would be exercisable at any time until all of the Pre-Funded Warrants are exercised in full.  As used herein, (i) Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act, and (ii) “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

(e)         The Purchase Right shall expire and be of no further force and effect upon the earliest to occur of (i) the earlier of (x) the 180th day after the closing of a firm commitment public offering of Common Stock (an “IPO”) or (y) the expiration date of any lock-up agreement executed and delivered by the Investors in connection with the IPO; provided, however, that if the Investors do not enter into a customary lock-up agreement with the managing underwriter(s) of the IPO then such expiration date shall be deemed to be the closing date of the IPO, (ii) the consummation of a bona fide offering of Common Stock by Igniton pursuant to which investors unrelated to Igniton or the Company purchase shares of Common Stock for aggregate gross proceeds of at least $30 million, at an effective price of not less than $3.45 per share (appropriately adjusted for any stock split, reverse stock split, stock dividend or other reclassification or combination of the Company Common Stock occurring after the date hereof) (a “Qualifying Offering”), (iii) a “Change of Control” (as defined below) of Igniton; provided, that Igniton or the Company provides written notice to AWM, on behalf of the Investors, not less than 30 days prior to the consummation of the Change of Control and; provided, further, that the Investors have the right to sell, or otherwise transfer, exchange, convert or have converted their Shares as part of such Change of Control pursuant to Section 1.4 hereof on the same terms as shares of Common Stock are sold in the Change of Control (the earliest of such dates, the “Termination Date”).  As used herein, “Change of Control” means, (i) Igniton, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) Igniton, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by Igniton or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding shares of Common Stock, (iv) Igniton, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of such Persons whereby such other Person or group acquires securities representing more than 50% plus one share of the Company’s aggregate voting power (including the power to vote on the election of directors of the Company) of the issued and outstanding equity securities of the Company, or (vi) the Company, directly or indirectly, in one or more related transactions, sells or otherwise transfers securities of Igniton if, after giving effect to such sales or transfers, the Company, together with its Affiliates, no longer has the power, directly or indirectly, to control at least 25% of the voting equity of Igniton.

1.2        Registration Rights. In connection with the Purchase Right, the Company and the Investors are entering into a registration rights agreement (the “Registration Rights Agreement”) pursuant to which the Company has agreed to register 373,333 shares of Company Common Stock (appropriately adjusted for any stock split, reverse stock split, stock dividend or other reclassification or combination of the Company Common Stock occurring after the date hereof) for resale by the Investors in the event of a Stock Purchase, including shares of Company Common Stock issuable upon the exercise of any Pre-Funded Warrants.

1.3         Legend Removal.  In connection with any sale or disposition of the Company Common Stock by an Investor pursuant to Rule 144 or pursuant to any other exemption under the Securities Act of 1933, as amended (the “Securities Act”), such that the purchaser acquires freely tradable shares and upon compliance by the Investor with the requirements of this Agreement, the Company shall cause the transfer agent for the Company Common Stock (the “Transfer Agent”) to issue replacement certificates or book entry transfer receipts representing the Company Common Stock sold or disposed of without restrictive legends.  Upon the earlier of (i) registration for resale pursuant to the Registration Rights Agreement or (ii) the Company Shares becoming freely tradable by a non-affiliate pursuant to Rule 144 the Company shall (A) deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall reissue a certificate or book entry receipt representing the Company Shares without legends upon receipt by such Transfer Agent of the legended certificates for such Company Shares, if any, together with either (1) a customary representation by the Investor that Rule 144 applies to the Company Shares represented thereby or (2) a statement by the Investor that such Investor will sell (or, in the case of any Affiliate of the Company has sold) has sold the shares of Common Stock represented thereby in accordance with the Plan of Distribution contained in the Registration Statement, and (B) cause its counsel to deliver to the Transfer Agent one or more blanket opinions to the effect that the removal of such legends in such circumstances may be effected under the Securities Act.  When the Company is required to cause remove the restrictive legend from the Company Shares, if: (1) the unlegended certificate or book entry receipt is not delivered to an Investor or its nominee within one (1) Trading Day of submission by that Investor of a legended certificate, if any, and supporting documentation, if any, to the Transfer Agent as provided above and (2) prior to the time such unlegended certificate or book entry receipt is received by the Investor or its nominee, the Investor, or any third party on behalf of such Investor or for the Investor’s account, purchases (in an open market transaction or otherwise) shares of Company Common Stock to deliver in satisfaction of a sale by the Investor of shares represented by such certificate (a “Buy-In”), then the Company shall pay in cash to the Investor (for costs incurred either directly by such Investor or on behalf of a third party) the amount by which the total purchase price paid for Company Common Stock as a result of the Buy-In (including brokerage commissions, if any) exceeds the proceeds received by such Investor as a result of the sale to which such Buy-In relates.  The Investor shall provide the Company written notice indicating the amounts payable to the Investor in respect of the Buy-In.

1.4         Right of Co-Sale.

(a)          If the Company or any of its Control Affiliates (each, a “Key Holder”) proposes (a “Proposed Transfer”) to effect any assignment, sale, offer to sell, disposition of or any other like transfer (a “Transfer”) of any shares of Capital Stock (as defined below) (or any interest therein) held by them (“Transfer Stock”) to any proposed transferee (the “Proposed Transferee”), the Company shall or shall cause the Key Holder (if other than the Company) to provide written notice of the Proposed Transfer setting forth the terms and conditions of the Proposed Transfer (the “Proposed Transfer Notice”).  The Investors shall have the right to participate in such Proposed Transfer on the terms set forth in the Proposed Transfer Notice (the “Right of Co-Sale”).  The Investors may elect to exercise their Right of Co-Sale and participate on a pro rata basis in the Proposed Transfer as set forth in Section 1.4(b) below and on the same terms and conditions specified in the Proposed Transfer Notice. If the Investors desire to exercise their Right of Co-Sale (each, a “Participating Investor”), the Participating Investors must give the selling Key Holder written notice to that effect within fifteen (15) days after the Investors’ receipt of the Proposed Transfer Notice, and upon giving such notice such Participating Investor shall be deemed to have effectively exercised the Right of Co-Sale.  As used herein, Capital Stock means (a) shares of Common Stock (whether now outstanding or hereafter issued in any context), (b) shares of preferred stock of Igniton (whether now outstanding or hereafter issued in any context) (“Preferred Stock”), (c) shares of Common Stock issued or issuable upon conversion of Preferred Stock, and (d) shares of Common Stock issued or issuable upon exercise or conversion, as applicable, of stock options, warrants or other convertible securities of the Company, in each case now owned or subsequently acquired by any Key Holder, any Investor, or their respective successors or permitted transferees or assigns. For purposes of the number of shares of Capital Stock held by an Investor or Key Holder (or any other calculation based thereon), all shares of Preferred Stock shall be deemed to have been converted into Common Stock at the then applicable conversion ratio.  For the avoidance of doubt, the term “Transfer” shall not include a bona fide pledge, mortgage, hypothecation, or other encumbrance to an unrelated third party as security for a bona fide credit obligation entered into in the ordinary course of business.  As used herein, “Control Affiliate” (i) means Jirka Rysavy, his spouse, any other immediate family member, any trust for the benefit of any of the foregoing or any other entity “controlled by” or “under common control with” (as such terms are defined in Rule 405 under the Securities Act) any of the foregoing (for purposes of this Agreement, “immediate family member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships) (collectively, the “Rysavy Parties”), and (ii) any Person (other than an individual) that is “controlled by” or “under common control with” (as such terms are defined in Rule 405 under the Securities Act) the Company or any Rysavy Party.

(b)         Each Participating Investor may include in the Proposed Transfer all or any part of such Participating Investor’s Capital Stock equal to the product obtained by multiplying (i) the aggregate number of shares of Transfer Stock subject to the Proposed Transfer by (ii) a fraction, the numerator of which is the number of shares of Capital Stock owned by such Participating Investor immediately before consummation of the Proposed Transfer and the denominator of which is the total number of shares of Capital Stock owned, in the aggregate, by all Participating Investors immediately prior to the consummation of the Proposed Transfer, plus the number of shares of Transfer Stock held by the selling Key Holder. To the extent one or more of the Participating Investors exercise such right of participation in accordance with the terms and conditions set forth herein, the number of shares of Transfer Stock that the selling Key Holder may sell in the Proposed Transfer shall be correspondingly reduced.

(c)          The Participating Investors and the Company, on its own behalf and on behalf of any selling Key Holder, agree that the terms and conditions of any Proposed Transfer in accordance with this Section 1.4 will be memorialized in, and governed by, a written purchase and sale agreement with the Prospective Transferee (the “Purchase and Sale Agreement”) with customary terms and provisions for such a transaction, and the Participating Investors and the Company, on its own behalf and on behalf of any selling Key Holder, further covenant and agree to enter into such Purchase and Sale Agreement or, in the case of the Company, to cause any selling Key Holder (other than the Company) to enter into such Purchase and Sale Agreement as a condition precedent to any sale or other transfer in accordance with this Section 1.4.

(d)

 (i)            Subject to Section 1.4(d)(ii), the aggregate consideration payable to the Participating Investors and the selling Key Holder shall be allocated based on the number of shares of Capital Stock sold to the Prospective Transferee by each Participating Investor and the selling Key Holder as provided in Section 1.4(b).

 (ii)         In the event that a portion of the aggregate consideration payable to the Participating Investor(s) and selling Key Holder is placed into escrow and/or is payable only upon satisfaction of contingencies, the Purchase and Sale Agreement shall provide that (x) the portion of such consideration that is not placed in escrow and is not subject to contingencies and (y) any additional consideration which becomes payable to the Participating Investor(s) and selling Key Holder upon release from escrow or satisfaction of such contingencies, shall each be allocated as provided in Section 1.4(d)(i) above.

(e)         Notwithstanding Section 1.4(c) above, if any Prospective Transferee(s) refuse(s) to purchase securities subject to the Right of Co-Sale from any Participating Investor or Investors or upon the failure to negotiate in good faith a Purchase and Sale Agreement satisfactory to the Participating Investors, the Company shall cause the Key Holder not to sell any Transfer Stock to such Prospective Transferee(s) unless and until, simultaneously with such sale, such Key Holder purchases all securities subject to the Right of Co-Sale from such Participating Investor or Investors on the same terms and conditions (including the proposed purchase price) as set forth in the Proposed Transfer Notice and as provided in Section 1.4(d)(i). In connection with such purchase by the selling Key Holder, such Participating Investor or Investors shall deliver to the selling Key Holder any stock certificate or certificates, properly endorsed for transfer, representing the Capital Stock being purchased by the selling Key Holder (or request that the Company effect such transfer in the name of the selling Key Holder). Any such shares transferred to the selling Key Holder will be transferred to the Prospective Transferee against payment therefor in consummation of the sale of the Transfer Stock pursuant to the terms and conditions specified in the Proposed Transfer Notice, and the Company shall cause the selling Key Holder to concurrently therewith remit or direct payment to each such Participating Investor the portion of the aggregate consideration to which each such Participating Investor is entitled by reason of its participation in such sale as provided in this Section 1.4(e).

(f)         If any Proposed Transfer is not consummated within 45 days after receipt of the Proposed Transfer Notice by Igniton, the Company shall prohibit the Key Holders proposing the Proposed Key Holder Transfer to not sell any Transfer Stock unless they first comply in full with each provision of this Section 1.4. The exercise or election not to exercise any right by any Investor hereunder shall not adversely affect its right to participate in any other sales of Transfer Stock subject to this Section 1.4.

(g)         Any Proposed Transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on Igniton’s books or the books of its transfer agent and shall not be recognized by Igniton. Each party hereto acknowledges and agrees that any breach of this Section 1.4 would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Transfer Stock not made in strict compliance with this Section 1.4).

(h)         If any Key Holder purports to sell any Transfer Stock in contravention of the Right of Co-Sale (a “Prohibited Transfer”), each Participating Investor who desires to exercise its Right of Co-Sale under Section 1.4 may, in addition to such remedies as may be available by law, in equity or hereunder, cause the Company to require such Key Holder to purchase from such Participating Investor the type and number of shares of Capital Stock that such Participating Investor would have been entitled to sell to the Prospective Transferee had the Prohibited Transfer been effected in compliance with the terms of Section 1.4. The sale will be made on the same terms, including, without limitation, as provided in Section 1.4(d), and subject to the same conditions as would have applied had the Key Holder not made the Prohibited Transfer, except that the sale (including, without limitation, the delivery of the purchase price) must be made within 90 days after the Participating Investor learns of the Prohibited Transfer, as opposed to the timeframe proscribed in Section 1.4(f). The Company shall or shall cause such Key Holder to also reimburse each Participating Investor for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Participating Investor’s rights under this Section 1.4.

(i)         Notwithstanding the foregoing or anything to the contrary herein, the provisions of this Section 1.4 shall not apply (a) to a transfer by such Key Holder to its shareholders, members, partners or other equity holders, (b) to a repurchase of Transfer Stock from a Key Holder by Igniton at a price no greater than that originally paid by such Key Holder for such Transfer Stock and pursuant to an agreement containing vesting and/or repurchase provisions approved by a majority of the disinterested members of the Board of Directors of Igniton; provided, that in the case of clause (a), the Company shall cause the Key Holder to deliver prior written notice to the Investors of such transfer and such shares of Transfer Stock shall at all times remain subject to the terms and restrictions set forth in this Section 1.4 and such transferee shall, as a condition to such Transfer, deliver a counterpart signature page to this Agreement as confirmation that such transferee shall be bound by all the terms and conditions of this Agreement as a Key Holder (but only with respect to the securities so transferred to the transferee), including the obligations of a Key Holder with respect to Proposed Transfers of such Transfer Stock pursuant to this Section 1.4; and provided, further, in the case of any transfer pursuant to clause (a) above, that such transfer is made pursuant to a transaction in which there is no consideration actually paid for such transfer.

(j)         Each certificate, instrument, or book entry representing shares of Transfer Stock held by the Key Holders or issued to any permitted transferee in connection with a transfer permitted by Section 1.4(i) hereof shall be notated with the following legend:

THE SALE, PLEDGE, HYPOTHECATION, OR TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A CERTAIN AGREEMENT THAT PROVIDES FOR CO-SALE RIGHTS BY AND AMONG THE SHAREHOLDER, THE CORPORATION AND CERTAIN OTHER HOLDERS OF STOCK OF THE CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

(k)         The Company shall cause each Key Holder to agree that Igniton may instruct its transfer agent to impose transfer restrictions on the shares notated with the legend referred to in this Section 1.4(k) to enforce the provisions of this Section 1.4, and Igniton agrees to promptly do so. The legend shall be removed upon termination of this Agreement at the request of the holder.

(l)           The Company shall be responsible for the compliance by any Key Holder other than the Company with the provisions of this Section 1.4.

(m)        The provisions of this Section 1.4 shall not apply to the Transfer by Jirka Rysavy of up to an aggregate of 50,000 shares of Common Stock (appropriately adjusted for any stock split, reverse stock split, stock dividend or other reclassification or combination of the Common Stock occurring after the date hereof) solely to satisfy his tax withholding obligations pursuant to Igniton’s incentive plans or arrangements.

1.5        Minority Rights.  The Company hereby covenants and agrees with each of the Investors that it shall not, acting as a shareholder of Igniton, cause Igniton to, without the prior written consent of AWM on behalf of the Investors:

(a)          make, any loan or advance to, or own any stock or other securities of, any Subsidiary or other corporation, partnership, or other entity controlled by the Company;

(b)         make any loan or advance to any Person, including, without limitation, any employee or director of Igniton or the Company or any Subsidiary of Igniton or the Company, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the shareholders of Igniton, including the Investors;

(c)          guarantee, directly or indirectly, or permit any Subsidiary of Igniton to guarantee, directly or indirectly, any indebtedness except for trade accounts of Igniton arising in the ordinary course of business;

(d)          incur, assume or become liable for any indebtedness, other than trade credit of Igniton incurred in the ordinary course of business;

(e)          sell, assign, license, pledge, or encumber material technology or intellectual property of Igniton, other than in connection with ordinary course product sales or licenses;

(f)           change Igniton’s line of business, whether by license, acquisition of assets, merger, consolidation or otherwise; or

(g)          engage in any transaction with its officers, directors, holders of more than 5% of the outstanding shares of any class of Capital Stock or with Gaia, its affiliates, and their respective officers, directors and stockholders that would be required to be disclosed pursuant to Item 404 of Regulation S-K, assuming Igniton was subject the reporting requirements of the Exchange Act.  As used herein, the term “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

2.1         Representations and Warranties of the Company. The Company hereby represents and warrants to the Investors as follows:

(a)          It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted and to own or lease its properties.  It is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification or leasing necessary.

(b)         It has the requisite corporate power and has taken all requisite action on the part of the Company, its officers, directors and shareholders necessary for (i) the authorization, execution and delivery of this Agreement, the Registration Rights Agreement and the Pre-Funded Warrants (collectively, the “Transaction Documents”), (ii) the authorization of the performance of all obligations of the Company hereunder or thereunder, and (iii) the authorization, issuance (or reservation for issuance) and delivery of the Company Shares.  When executed and delivered by it, each Transaction Document will be duly executed and delivered by it and will constitute its valid and binding agreement enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, indemnity, contribution, or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

(c)          The Company Shares have been duly and validly authorized and, when issued and paid for pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and shall be free and clear of all encumbrances and restrictions (other than those created by the Investors), except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws. Upon the due exercise of the Pre-Funded Warrants, the Company Shares issuable upon such exercise (the “Warrant Shares”) will be validly issued, fully paid and non-assessable free and clear of all encumbrances and restrictions, except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws and except for those created by the Investors.  The Company has reserved a sufficient number of shares of Company Common Stock for issuance upon the exercise of the Pre-Funded Warrants.  The Purchase Right, the Company Shares, the Pre-Funded Warrants and the Warrant Shares are hereinafter referred to collectively as the “Securities”).

(d)         The execution, delivery and performance by the Company of the Transaction Documents and the offer, issuance and sale of the Securities require no consent of, action by or in respect of, or filing with, any Person, governmental body, agency, or official other than filings that have been made pursuant to applicable state securities laws and post-sale filings pursuant to applicable state and federal securities laws which the Company undertakes to file within the applicable time periods.  Subject to the accuracy of the representations and warranties of each Investor set forth in Section 2.2 hereof, the Company has taken all action necessary to exempt (i) the issuance and sale of the Securities, and (ii) the other transactions contemplated by the Transaction Documents from the provisions of any shareholder rights plan or other “poison pill” arrangement, any anti-takeover, business combination or control share law or statute binding on the Company or to which the Company or any of its assets and properties may be subject and any provision of the Company’s Articles of Incorporation or Bylaws that is or could reasonably be expected to become applicable to the Investors as a result of the transactions contemplated hereby, including without limitation, the issuance of the Securities and the ownership, disposition or voting of the Company Shares (including the Warrant Shares) by the Investors or the exercise of any right granted to the Investors pursuant to this Agreement or the other Transaction Documents.

(e)          The execution, delivery and performance of the Transaction Documents by the Company and the issuance and sale of the Securities will not (i) conflict with or result in a breach or violation of (a) any of the terms and provisions of, or constitute a default under the Company’s Articles of Incorporation or the Company’s Bylaws, both as in effect on the date hereof (true and complete copies of which have been made available to the Investors through the EDGAR system), or (b) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company, any Subsidiary or any of their respective assets or properties, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien, encumbrance or other adverse claim upon any of the properties or assets of the Company or any Subsidiary or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of any agreement, arrangement or understanding to which the Company is a party or otherwise bound or to which its assets are subject.

(f)          Neither the Company nor any Person entity acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D) in connection with the offer or sale of any of the Securities.

(g)          To the Company’s knowledge, neither the Company nor, any Insider, the Agent or any Agent Related Person is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2)(i) or (d)(3) of the Securities Act.  The Company is not disqualified from relying on Rule 506 of Regulation D under the Securities Act (“Rule 506”) for any of the reasons stated in Rule 506(d) in connection with the issuance and sale of the Securities to the Investors pursuant to this Agreement.  The Company has exercised reasonable care, including without limitation, conducting a factual inquiry that is appropriate in light of the circumstances, into whether any such disqualification under Rule 506(d) exists.  The Company has furnished to each Investor, a reasonable time prior to the date hereof, a description in writing of any matters relating to the Company, the Insiders, the Agent and the Agent Related Persons that would have triggered disqualification under Rule 506(d) but which occurred before September 23, 2013, in each case, in compliance with the disclosure requirements of Rule 506(e).  The Company has exercised reasonable care, including without limitation, conducting a factual inquiry that is appropriate in light of the circumstances, into whether any such disqualification under Rule 506(d) would have existed and whether any disclosure is required to be made to the Investors under Rule 506(e).  As used herein, “Agent” means Lake Street Capital, LLC, “Agent Related Persons” means any of the Agent’s directors, executive officers, general partners, managing members or other officers participating in the offering of the Securities,  and “Insider” means each director or executive officer of the Company, any other officer of the Company participating in the offering, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, and any promoter connected with the Company in any capacity on  the date hereof.

(h)          The offer and sale of the Securities to the Investors as contemplated hereby is exempt from the registration requirements of the Securities Act.

(i)          Neither the Company nor any Person acting on its behalf has provided the Investors or their agents or counsel with any information that constitutes or might constitute material, non-public information, other than the terms of the transactions contemplated hereby.  The written materials delivered to the Investors in connection with the transactions contemplated by the Transaction Documents do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading..

2.2         Representations and Warranties of the Investors. Each Investor, severally and not jointly, further hereby represents and warrants to the Company as follows:

(a)          It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its business as now conducted and to own or lease its properties.

(b)         It has the requisite power and has taken all requisite action necessary for (i) the authorization, execution and delivery of the Transaction Documents to which it is a party, and (ii) the authorization of the performance of all of its obligations hereunder or thereunder.  When executed and delivered by it, each Transaction Documents to which it is a party will be duly executed and delivered by it and will constitute its valid and binding agreement enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, indemnity, contribution, or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

(c)          It owns and has good and valid title to the Shares owned by it, free and clear of all liens, charges, restrictions and other encumbrances, other than restrictions under federal and state securities laws.

(d)         No Person other than it has any ownership or other rights of any kind in or with respect to or based upon the Shares owned by it. There are no preemptive or other outstanding rights, options, warrants, phantom equity interests, conversion rights, stock appreciation rights, profit participation rights, redemption rights, repurchase rights, rights of first offer, rights of first refusal, contracts, agreements, arrangements, or commitments of any character under which it is or may become obligated to issue or sell, or give any Person a right to subscribe for or acquire, or in any way dispose of, any of its Shares (including any securities or obligations exercisable or exchangeable for or convertible into any of the Shares), and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no voting trusts, proxies, or other contracts or agreements with respect to the voting of the Shares owned by it to which it is a party, and there are no contracts or agreements to which it is a party relating to the registration, sale, or transfer (including agreements relating to rights of first refusal, co-sale rights, or “drag-along” rights) of any of its Shares.

(e)          It has had an opportunity to (i) ask questions of the Company and to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Securities with the Company’s management, (ii) review the Company’s facilities and (iii) obtain any additional information necessary to permit an evaluation of the benefits and risks associated with the acquisition of the Securities being acquired by it.

(f)          It, either alone or with its advisors, has had sufficient experience in business, financial and investment matters to evaluate the merits and risks involved in the investment made hereby, has no need for liquidity in its investment, and is able to hold the Securities being acquired by it, and bear the substantial economic and business risks of such investment for an indefinite period of time or to lose the entire investment made hereby.

(g)          It understands that the securities being acquired by it have not been registered under the Securities Act or under state securities laws and are being issued in reliance upon exemptions from the registration and prospectus delivery requirements of the Securities Act and in reliance upon certain exemptions from the registration requirements of applicable state securities laws and understands that, except as provided in the Registration Rights Agreement, the Company has no present intention of registering the securities being acquired by it, and, therefore, it must bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act and applicable state securities law or is exempt from registration.  It further understands that the exemptions from registration relied upon by the Company depend upon, among other things, the bona fide nature of its investment intent expressed above and its other representations herein.  It further acknowledges that if an exemption from registration is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the securities being acquired by it, and on requirements relating to the Company which are outside of its control, and which the Company is under no obligation and may not be able to satisfy.

(h)          It is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions set forth therein and further acknowledges and understands that the Company may not be satisfying any applicable current public information requirement of Rule 144 at the time it wishes to sell the securities being acquired by it and, if so, it may be precluded from selling the securities acquired by it under Rule 144 even if any applicable minimum holding period has been satisfied.  It further acknowledges that, in the event all of the requirements of Rule 144 are not met, compliance with another registration exemption will be required.

(i)         It is acquiring the Securities being acquired by it for its account and not with a view to any sale or distribution thereof within the meaning of the Securities Act, and the rules and regulations of the Securities and Exchange Commission thereunder as amended from time to time (the “Regulations”), except to the extent permitted by the Securities Act and the Regulations.  It will make no sale, offer to sell, or transfer of any securities being acquired by it in violation of the Securities Act, the Regulations or any other federal or state securities law, or in violation of the terms of this Agreement.  By executing this Agreement, it further represents that it does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the securities being acquired by it.

(j)           It is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(k)          Neither it nor any of its agents has either directly or indirectly, including, through a broker or finder (i) engaged in any general solicitation, or (ii) published any advertisement in connection with the offer and sale of the securities being acquired by it.

(l)           It understands that, subject to the provisions of Section 1.3, the Securities being acquired by it will be notated with the following legend:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND, ACCORDINGLY, MAY NOT BE TRANSFERRED UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, (II) SUCH SECURITIES ARE SOLD PURSUANT TO RULE 144, OR (III) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

ARTICLE III
MISCELLANEOUS

3.1         Further Assurances. The parties hereto agree that, from time to time, they will execute and deliver to each other such additional documents and instruments as may be required in order to carry out the purposes of this Agreement.

3.2        Entire Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

3.3        Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their successors and assigns; provided that this Agreement may not be assigned by any party hereto without the prior written consent of the other parties. This Agreement may not be amended, modified or supplemented without the written consent of each of the parties hereto.

3.4        Governing Law. This Agreement and all claims arising in whole or in part out of, based on, or in connection with this Agreement will be governed by and construed in accordance with the domestic substantive laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

3.5         Consent to Jurisdiction.  Each party to this Agreement, by its execution hereof, (i) hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the State courts in the Borough of Manhattan (or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the Southern District of New York) for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its Subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court, and (iii) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise.  Notwithstanding the foregoing in this Section 3.5, a party may commence any action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

3.6       WAIVER OF JURY TRIAL.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY  IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, CAUSE OF ACTION, ACTION, SUIT OR PROCEEDING ARISING IN WHOLE OR IN PART OUT OF, BASED ON, OR IN CONNECTION WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF (IN CONTRACT, TORT OR OTHERWISE), IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT OR TORT OR OTHERWISE.  ANY OF THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 3.6 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH OF THE PARTIES HERETO TO THE WAIVER OF HIS OR ITS RIGHT TO TRIAL BY JURY.

3.7        Reliance.  Each of the parties hereto acknowledges that (a) he, she or it has been informed by each other party that the provisions of Section 3.4 through Section 3.6 constitute a material inducement upon which such party is relying and will rely in entering into this Agreement and the transactions contemplated hereby and (b) for the avoidance of doubt, this Agreement and its terms and conditions shall not apply to, or bind, any individual serving as a director of Igniton, other than, for purposes of Section 1.4 only, any such individual who is a Control Affiliate.

3.8         Survival.  All the agreements, representations and warranties made by the parties in this Agreement shall survive the execution and delivery of this Agreement.

3.9        Notices.  All notices or other communications to be given or made hereunder shall be in writing and shall be delivered personally or mailed, postage prepaid, to the parties hereto, as the case may be, at their respective addresses set forth herein. For the avoidance of doubt, the Company shall be entitled to rely on any notice or other communication from AWM on behalf of any Investor.

3.10       Headings. Headings in this Agreement are for reference only and shall not in any manner affect the meaning or interpretation of this Agreement.

3.11      Counterparts. This Agreement may be executed in separate counterparts (including counterparts delivered by facsimile or electronic mail) each of which shall be an original and all of which taken together shall constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile, electronic mail, or other means of electronic transmission (including pdf or any electronic signature complying with the United States Federal ESIGN Act of 2000, e.g., www.docusign.com) shall constitute effective execution and delivery of this Agreement by the Parties. Signatures of the Parties transmitted by facsimile, electronic mail, or other means of electronic transmission (including pdf or any electronic signature complying with the United States Federal ESIGN Act of 2000, e.g., www.docusign.com) shall be deemed original signatures for all purposes.

3.12       Interpretation.  All nouns and pronouns and any variations thereof used herein shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the Person or Persons may require.

3.13      Expiration.  Except as otherwise provided in Section 1.1 with respect to the Purchase Right, this Agreement shall terminate and be of no further force and effect upon the earliest to occur of (i) the closing of an IPO, (ii) the consummation of a Qualified Offering, (iii) a Change of Control of Igniton; provided, that Igniton or the Company provides written notice to AWM, on behalf of the Investors, not less than thirty (30) days prior to the consummation of the Change of Control and; provided, further, that the Investors have the right to sell their Shares as part of such Change of Control pursuant to Section 1.4 hereof on the same terms as shares of Common Stock are sold in the Change of Control, or (iii) such time as the Investors no longer hold any Shares.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Option Agreement as of the date first written above.

GAIA, INC.

By:	/s/ Jirka Rysavy
Name:	Jirka Rysavy
Title:	Chairman
Address: 833 West South Boulder Road, Building G, Louisville, CO 80027

Email: jirka.rysavy@gaia.com

SPECIAL SITUATIONS FUND III QP, L.P.
SPECIAL SITUATIONS CAYMAN FUND, L.P.
SPECIAL SITUATIONS PRIVATE EQUITY FUND, L.P.

By: AWM Investment Company, Inc.,
Authorized Signatory

By:	/s/ David Greenhouse
Name:	David Greenhouse
Title:	Authorized Signatory
Address: 527 Madison Avenue, Suite 2600, New York, NY 10022

Email: david@ssfund.com

[Signature Page to Option Agreement]